EXHIBIT 10.2
T-MOBILE US, INC.

COMPENSATION TERM SHEET
FOR
MICHAEL J. KATZ

This Compensation Term Sheet (the “Term Sheet”) between Michael J. Katz (“you”) and T-Mobile US, Inc. (the “Company”), effective as of March 18, 2025 (the “Effective Date”), confirms our understanding and agreement about your role and certain compensation opportunities with the Company following the Effective Date.

Term	Your employment with the Company under this Term Sheet is “at will” and is not for a specified period of time, meaning that it may be terminated by you or the Company, for any reason or for no reason whatsoever, with or without notice and with or without cause (the period of your employment with the Company under this Term Sheet, the “Term”). The at-will nature of your employment relationship cannot be changed other than by a written agreement signed by you and a duly authorized Company officer.

Position	During the Term, you will initially serve as President, Marketing, Strategy and Products of the Company. You will have such duties and authority as are commensurate with your position and you will perform such duties commensurate with such position as your supervisor may from time to time assign. You will continue to devote your full professional time, attention and energies to the business of the Company. Notwithstanding the foregoing, provided it does not interfere with your obligations to the Company, you may (a) with the prior approval of the Company’s Chief Executive Officer, serve as a director or trustee, or in a similar capacity, in connection with service to for profit and not-for-profit entities, including industry associations, that do not compete, directly or indirectly, with the Company and its affiliates and (b) manage your personal investments. Your position will continue to be based in Bellevue, WA.

Compensation	During the Term, your compensation will be as follows:

Salary:

•You will receive an annual base salary (the “Base Salary”) of no less than $975,000 (pro-rated for any partial year of employment), payable in accordance with the Company’s standard payroll practices (but no less often than monthly). Without limiting the foregoing, effective commencing with the first payroll period for each calendar year commencing during the Term (commencing with calendar year 2026 and measured as of January 1st of the applicable calendar year), your Base Salary for such calendar year will be set by the Compensation Committee of the Board of Directors of the Company (the “Board”) or the Section 16 Subcommittee thereof (collectively, the “Committee”) to the greater of (i) the 50th percentile of the then-current annual base salary for the most highly compensated executive officer role (excluding Chief Executive Officers, Chief Financial Officers and, if applicable, Executive Chairs) in the Company’s then-current peer group utilized by the Committee for executive compensation decisions (as determined by the Committee) or (ii) the Base Salary in effect for the immediately preceding calendar year, subject to your continued employment through the date of the applicable increase.

Short-Term Incentive (“STI”):

•For each calendar year commencing after the Effective Date during the Term, your annual STI target award opportunity (the “Target STI”) will be no less than 200% of your eligible annual earnings for the applicable calendar year.

•STI awards will continue be based on the achievement of Company goals (and, as applicable, individual performance) as determined by the Committee that are no less favorable than those applicable to the STI awards granted to the Company’s other executive-level employees.

Long-Term Incentive (“LTI”):

•For each calendar year commencing after the Effective Date during the Term, you will receive annual LTI awards with an aggregate target grant-date value (the “Target LTI”) of no less than $8,575,000. Without limiting the foregoing, effective for long-term incentive grants made during calendar year 2026 and each subsequent calendar year, your Target LTI for such calendar year will be set to the greater of (i) the 50th percentile of the then-current target grant date value of annual equity incentive awards for the most highly compensated executive officer role (excluding Chief Executive Officers, Chief Financial Officers and, if applicable, Executive Chairs) in the Company’s then-current peer group utilized by the Committee for executive compensation decisions (as determined by the Committee) or (ii) your Target LTI in effect for the immediately preceding calendar year, subject to your continued employment through the applicable date grant.

•LTI awards will continue to be made in such form and on such terms as the Committee may determine that are no less favorable than those applicable to the LTI awards granted to the Company’s other executive-level employees (excluding, for clarity, any such terms relating to the accelerated vesting of such awards on qualifying terminations of employment). Each LTI award will be subject to the terms and conditions of the Company’s 2023 Incentive Award Plan (as amended or superseded from time to time, the “Plan”) and an award agreement prescribed by the Company, which shall evidence the grant of the LTI award.

•Notwithstanding the foregoing, no LTI awards will be granted to you during the period commencing on the date on which either you or the Company provides notice of the termination of your employment for any reason and ending on the date on which your employment terminates; provided, however, that such notice shall not be deemed to have been given any earlier than ninety (90) days prior to the date on which your employment terminates.

Termination	Your employment with the Company may be terminated at any time (i) by the Company with or without Cause or due to you becoming disabled or (ii) by you for or without Good Reason (each such term as defined in Attachment A). Your employment with the Company will automatically terminate upon your death.

Severance	If your employment is terminated (i) by the Company without Cause (and other than due to your death or you becoming disabled) or (ii) by you for Good Reason, in either case, during the Term, then, subject to the satisfaction of the requirements described in the paragraph immediately following subsection (g) below, you will receive the following payments and benefits from the Company:

(a) An amount equal to two (2) times the sum of (i) your then-current Base Salary plus (ii) your then-current Target STI award, payable in a single lump-sum amount within seventy-four (74) days following the date of such termination of employment (the “Termination Date”);

(b) A pro-rata STI award for the calendar year in which the Termination Date occurs, based on the number of days in such calendar year through the Termination Date divided by 365 (or 366, as applicable) and based on actual performance results for such calendar year, payable no later than March 15th of the calendar year following the calendar year in which your employment terminates;

(c) Any earned, unpaid STI award for the calendar year ending immediately prior to the calendar year in which the Termination Date occurs, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date;

(d) For any outstanding LTI award that is not subject to any performance vesting condition as of the Termination Date (each, a “Time-Based Award”), upon your Termination Date, you will vest in that number of shares or units (as applicable) subject to such Time-Based Award that would otherwise vest on the next scheduled vesting date to occur following such termination. Any portion of a Time-Based Award that is unvested as of the Termination Date (after taking into account the accelerated vesting in the preceding sentence) shall be immediately canceled as of the Termination Date;

(e) For any outstanding LTI award that is subject to any performance vesting condition as of the Termination Date (each, a “Performance Award”), such Performance Award will remain outstanding through the conclusion of the applicable performance period and, subject to and conditioned upon the satisfaction of the applicable performance conditions, will vest based on the level of achievement of such performance conditions during the performance period, and the actual number of shares or units (as applicable) subject to such Performance Award that will become earned and vested upon or following the conclusion of the performance period (an “Earned Award”) shall be equal to the product of (i) the total number of shares or units (as applicable) subject to the award that would, absent your termination, otherwise become earned and vested based on the level of achievement of the applicable performance conditions during such performance period and (ii) a fraction, the numerator of which is the number of days from the applicable grant date to the Termination Date and the denominator of which is the number of days from the grant date to the applicable vesting date of the Earned Award. Any Earned Award (or portion thereof) shall be payable following the performance period at the same time as such Performance Award would otherwise be payable to you under the applicable award agreement had your employment not terminated (unless subject to any deferral of earned and vested awards elected by you in accordance with the terms of the applicable LTI award agreement(s), in which case such deferral shall dictate payment timing). Any portion of a Performance Award that does not become an Earned Award shall be immediately canceled as of the end of the applicable performance period;

(f) During the period commencing on the Termination Date and ending on the earlier of the end of the eighteenth (18th) full calendar month following the Termination Date or the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents, at the Company’s sole cost, coverage under its group medical and dental plans at the same levels in effect on the Termination Date; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof); and

(g) Continued eligibility, following the Termination Date, for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time following the Termination Date.

As a condition to your receipt of any severance payments and benefits described above (collectively, the “Severance Benefits”), (i) you must execute and deliver to the Company a release of all claims substantially in the form attached hereto as Attachment B (as may be updated by the Company to the extent necessary to reflect changes in law, the “Release”), and such Release must become fully effective (including, without limitation, the expiration of any revocation period), no later than sixty (60) days following the Termination Date, and (ii) you must continue to comply with the terms and conditions of the Restrictive Covenant Agreement (as defined below).

During the Term, and notwithstanding anything to the contrary in any other plan, program or arrangements maintained by the Company, you will not be eligible to participate in any other severance program or policy maintained by the Company in which you are, immediately prior to the commencement of the Term, or would otherwise be during the Term, eligible to participate; provided, however, that, during the Term, (i) you will remain eligible, under the severance program or policy maintained by the Company for its other executive-level officers in effect at the time of your termination of employment with the Company (the “Severance Policy”) (and subject to the terms and conditions of such Severance Policy), for Company-subsidized group medical and dental coverage under Section 4980B of the Code and Company-paid outplacement services (and, for clarity, not for any other payments or benefits under the Severance Policy) (the benefits in this clause (i), the “COBRA/Outplacement Benefits”), (ii) you will remain eligible to participate in the Executive Continuity Plan and (iii) your STI and LTI awards will remain eligible to vest on an accelerated basis in connection with a Change in Control (as defined in the Plan, or any successor plan) (including, for the avoidance of doubt, in connection with a termination of your employment by the Company without Cause or by you for Good Reason in connection with a Change in Control) pursuant to the Plan and your STI and LTI award agreements (the benefits in this clause (iii), the “CIC STI/LTI Award Acceleration”), subject to the following paragraph.

If your employment terminates during the Term in a manner that results in your receipt of the Severance Benefits and, in connection with such termination of employment, you are also eligible to receive severance payments and benefits under the Executive Continuity Plan, the Severance Policy (solely with respect to the COBRA/Outplacement Benefits), and the CIC STI/LTI Award Acceleration (together, the “CIC Benefits”), then (subject to your satisfaction of any applicable conditions to the receipt thereof) the Company will provide you with either the Severance Benefits or the CIC Benefits (whichever have a greater aggregate value to you, as determined by the Company in consultation with you). For example, if you are eligible for CIC Benefits in connection with a termination of employment following a Change in Control under the Executive Continuity Plan, the Severance Policy (solely with respect to the COBRA/Outplacement Benefits), the Plan and your STI and LTI award agreements (as applicable), and the aggregate value of such CIC Benefits is greater than the aggregate value of the Severance Benefits that you would be eligible to receive under this Term Sheet (as determined by the Company), then you would be eligible to receive the CIC Benefits instead of the Severance Benefits under this Term Sheet.

Death; Disability	If your employment terminates due to your death or due to a termination by the Company due to your Disability (as that term is defined in the Plan), in either case, during the Term, then, subject to the satisfaction of the requirements described in the paragraph immediately following subsection (c) below, you (or your estate, as applicable) will receive the following payments and benefits from the Company:

(a) The Target STI award for the calendar year in which the Termination Date occurs, payable no later than seventy-four (74) days following the Termination Date;

(b) Any earned, unpaid STI award for the calendar year ending immediately prior to the calendar year in which the Termination Date occurs, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date; and

(c) Vesting of any LTI awards that are outstanding as of the Termination Date shall be determined under and in accordance with the terms of the Plan and applicable award agreement, which terms shall be no less favorable than applicable to all other “executive officers” of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934).

As a condition to your (or your estate’s) receipt of any payments and benefits described above, (i) you (or your estate, as applicable) must execute and deliver to the Company the Release and such Release must become fully effective (including, without limitation, the expiration of any revocation period), no later than sixty (60) days following the Termination Date, and (ii) if applicable, you must continue to comply with the terms and conditions of the Restrictive Covenant Agreement.

Code Sections	The payments and benefits described in this Term Sheet are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). See Attachment C, which is hereby incorporated into this Term Sheet, for additional details. In addition, you acknowledge and agree that the payments and benefits described in this Term Sheet (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment D, which is hereby incorporated into this Term Sheet.

Successors	This Term Sheet is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Term Sheet shall inure to the benefit of and be binding upon the Company and its successors and assigns.

Withholding	All compensation and other benefits payable to or on behalf of you pursuant to this Term Sheet shall be subject to such deductions and withholdings as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

Clawback	You acknowledge and agree that any incentive compensation provided by the Company to you under this Term Sheet or otherwise may be subject to recovery by the Company under and in accordance with any Company clawback or recoupment policy in effect on the Effective Date or as may be adopted or maintained by the Company following the Effective Date, including the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted October 2, 2023, as amended from time to time (or any successor policy thereto).

Covenants	You acknowledge and agree that you have previously entered into a T-Mobile US, Inc. Restrictive Covenant, Intellectual Property Ownership and Assignment, and Confidentiality Agreement with the Company (the “Restrictive Covenant Agreement”), a copy of which is attached hereto as Attachment E, and you agree to continue to be bound by and comply with the terms and conditions of such Restrictive Covenant Agreement. Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary, you understand that nothing contained herein or in the Restrictive Covenant Agreement is intended to or will prohibit you from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any federal, state or local governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) communicating directly with, cooperating with, or providing information (including trade secrets) to, or receiving financial awards from, any federal, state or local government agency (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission or the U.S. National Labor Relations Board); (iii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; and (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary, you understand that pursuant to 18 USC Section 1833(b), (1) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal; and (B) do not disclose a trade secret, except pursuant to court order.

Dispute Resolution	Except for any claims (i) arising out of, or relating to, your Restrictive Covenant Agreement, and/or any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, or (ii) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration thereof, any controversy, claim or dispute arising out of or relating to this Term Sheet or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys’ fees and costs, in addition to any other relief that may be awarded. In accordance with the terms of the Restrictive Covenant Agreement, the exclusive venue for claims arising out of, or related to, the Restrictive Covenant Agreement shall be the state and Federal courts of King County, Washington.

Entire Agreement	This Term Sheet, along with the Restrictive Covenant Agreement, the Plan, the Executive Continuity Plan, and your STI and LTI award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation terms) and supersedes all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, and it can only be modified in a fully executed written agreement between you and a duly authorized Company officer. It may be executed by facsimile and in counterparts which, taken together, shall constitute one original. To the extent the provisions of this Term Sheet are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Plan, the terms of this Term Sheet shall control. Notwithstanding the foregoing or anything herein to the contrary, to the extent that the Plan or any STI or LTI award agreement provides for more favorable treatment to you of your STI award(s) and/or LTI award(s) than the terms of this Term Sheet, the terms of the Plan or award agreement (as applicable) shall control. For avoidance of doubt, this Term Sheet is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Term Sheet and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment than this Term Sheet, nor is it intended to exclude you from being eligible to receive any employee benefits (provided that such benefits would not result in you receiving a duplication of benefits) that may in the future be broadly provided to similarly-situated employees.

Similarly, for avoidance of doubt, this Term Sheet is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted October 2, 2023, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Term Sheet.

Governing Law	This Term Sheet shall be exclusively governed by and interpreted under the laws of the State of Washington.

Legal Fees	The Company shall promptly reimburse you for your legal fees reasonably incurred in connection with this Term Sheet, not to exceed $50,000, upon reasonable documentation.

Please indicate your acceptance of, and agreement to, the terms and conditions outlined above by signing and dating this Term Sheet below.

[Signature page follows]

Sincerely,

T-MOBILE US, INC.

By:	/s/ Deeanne King
Deeanne King
EVP and Chief People Officer

AGREED and ACCEPTED as of the date below:

/s/ Michael J. Katz	3/18/2025
Michael J. Katz	Date

ATTACHMENT A

1.“Cause” shall be defined as any one of the following: (i) your gross neglect or willful material breach of your principal employment responsibilities or duties, (ii) a final judicial adjudication that you are guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material, adverse effect on the Company, Deutsche Telekom AG or their respective affiliates), (iii) your breach of the Restrictive Covenant Agreement or any other written non-competition, non-solicitation or confidentiality covenant between you and the Company or any affiliate of the Company (other than a de minimis breach), (iv) fraudulent conduct in the course of your employment with the Company as determined by a court of competent jurisdiction, (v) your unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission, in each case that in the reasonable and good faith view of the Board constitutes a material breach of the Company’s written policies or Code of Conduct, or (vi) your material breach of any other obligation to the Company or any of its affiliates which, if reasonably curable, continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its affiliates (and which is demonstrably injurious to the Company or an affiliate thereof). Notwithstanding the foregoing, no cure period shall be required under the foregoing clause (vi) if the breach is a recurrence of conduct that was the subject of a prior notice under such clause (vi) for which a thirty (30)-day cure period was given. For purposes of the foregoing clause (vi), the term “obligation” refers to Company policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations.
2.“Good Reason” shall mean the occurrence of any of the following without your consent, provided that (a) you notify the Company within not more than ninety (90) days after its initial occurrence, (b) the Company does not cure such occurrence within thirty (30) days after receipt of such notice and (c) your employment with the Company terminates within sixty (60) days after the end of the Company’s cure period: (i) a material reduction in your Base Salary, annual Target STI award opportunity or annual Target LTI opportunity, except for across-the-board salary reductions based on the Company’s and subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its affiliates; (ii) the relocation of the office at which you are principally employed to a location more than fifty (50) miles from the location of such office, or you being required to be based anywhere other than such office, except for required travel on business; or (iii) with respect to any calendar year commencing during the Term (commencing with calendar year 2026 and measured as of January 1st of the applicable calendar year), your Base Salary and/or Target LTI opportunity for such calendar year is not equal to (or greater than) the 50th percentile of the then-current base salary and/or target long-term incentive opportunity (as applicable) for the most highly compensated executive officer role (excluding Chief Executive Officers, Chief Financial Officers and, if applicable, Executive Chairs) in the Company’s peer group utilized by the Committee for executive compensation decisions (as determined by the Committee) for such calendar year.

ATTACHMENT B

SEPARATION AGREEMENT1
This Separation Agreement (“Agreement”) is entered into by Michael J. Katz (“Employee”) and T-Mobile US, Inc. (“Employer”).
1.SEPARATION DATE. Employee’s last date of employment with Employer is  [ ● ] (the “Separation Date”), after which date Employee will claim no further right to employment.
2.EARNED PAYMENTS AND BENEFITS. Employee acknowledges and agrees he has been provided all compensation and benefits to which Employee is or may be entitled by virtue of Employee’s employment with Employer, except as otherwise provided herein and except to the extent that Employee may still be owed salary earned during the last pay period before the Separation Date and accrued unused paid time off. If Employee is enrolled in Employer’s group medical, dental, or vision plan at the time of separation from employment Employee will remain eligible for such coverage through the end of the month in which Employee remains employed with Employer. Eligibility for Employer provided health or dependent care flexible spending account, life and disability, and all other benefit plans cease on the Separation Date. After the Separation Date, Employee may exercise at Employee’s sole expense whatever rights Employee may have to continuation of medical, dental, or vision benefits under Employer’s group plan under COBRA, and any conversion rights under any life or other applicable insurance program. Any amounts Employee may have as a vested account balance under Employer’s 401(k) plan will be handled in accordance with the terms and conditions of such plan. Except as stated in this Agreement, or as required by law, any rights that Employee may have to payments and benefits by virtue of employment with Employer cease on the Separation Date.
3.ADDITIONAL PAYMENT. In consideration of Employee’s waiver and release and covenants under this Agreement, and provided that the period under Section 10 during which Employee is entitled to revoke the release has expired, Employer will provide Employee with the payments and benefits set forth in the section entitled [“Severance”]/[“Death; Disability”] in Compensation Term Sheet between Employee and Employer, effective as of March 18, 2025 (the “Term Sheet”) from which usual and customary withholdings and deductions other than 401(k) contributions will be subtracted (the aggregate amounts due under such clauses is referred to herein as the “Separation Payments and Benefits”). The Separation Payments and Benefits will be paid at such time(s) as provided in the Term Sheet, provided that Employee has executed and not revoked this Agreement. Employee acknowledges that (a) Employer is not obligated to provide Employee with the Separation Payments and Benefits provided in this Section 3, except under this Agreement, (b) Employer’s obligations set forth in this Agreement provide adequate consideration for Employee’s covenants, waiver, and release in this Agreement, and (c) Employee’s entitlement to earn the Separation Payments and Benefits is conditioned on Employee’s full compliance with this Agreement (including Sections 5, 6, 7, 8, and 14) and any other obligations under other agreements between Employee and the Employer, including without limitation the Restrictive Covenant Agreement (as defined in the Term Sheet) annexed as Attachment E to the Term Sheet. Employee acknowledges and agrees that Employee will be ineligible for rehire at Employer in consideration of receiving payments under this Agreement unless prohibited by law. For purposes of this Agreement, “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by, or is under common control with Employer or the entities who
1 Subject to updates in applicable law.

control Employer, whether through the ownership of voting securities, by contract or otherwise, including without limitation Deutsche Telekom AG.
4.WAIVER AND RELEASE. For the purposes of this Agreement, the term “Released Parties” means Employer, its parent(s) (including Deutsche Telekom AG), subsidiaries, and Affiliates, and all of its and their respective companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future officers, directors, stockholders, employees, agents, trustees, partners, members, and attorneys, in their individual and representative capacities. On behalf of Employee and Employee’s marital community, heirs, executors, administrators, and assigns, Employee expressly waives, releases, and discharges any and all claims, whether known or unknown, against any or all of the Released Parties, to the extent that any acts or omissions related to or connected with such claims occurred or could be alleged to have occurred before the execution of this Agreement (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, losses, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, compensation, employee benefits, and damages arising out of any: contracts, express or implied, including without limitation the Term Sheet; any incentive compensation, bonus, or retention or equity plans; tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including without limitation Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Family and Medical Leave Act (“FMLA”); the Americans with Disabilities Act; the Washington Paid Sick Leave Act; RCW 49.46.005 to RCW 49.46.920 and Wash. Admin. Code 296-128-600to 296-128-760; the Washington Family Care Act, RCW 49.12.265 and Wash. Admin. Code 296-130-010 to 296-130-100; the Washington Domestic Violence Leave Act, RCW 49.76.010 to RCW 49.76.900; the Washington Military Family Leave Act; RCW 49.77.010 to RCW 49.77.900; the Washington law concerning leave for certain emergency services personnel, RCW 49.12.460; the Washington Minimum Wage Act, RCW 49.46.005 to 49.46.920; the Washington Industrial Welfare Act, RCW 49.12.005 to 49.12.903; the Washington Law Against Discrimination, RCW 49.60.010 to 49.60.510; the Washington Wage Payment Act and the Wage Rebate Act, RCW 49.48.010 to 49.48.900 and 49.52.010 to 49.52.090; and any other employment and wage and hour laws of the state of Washington and any other applicable state; and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, unemployment compensation claims, claims for indemnification and rights to coverage under Employer’s director and officer policies to the extent provided to you as of the Separation Date, claims to the Separation Payments and Benefits, or any other claims that may not be released under this Agreement in accordance with applicable law. Employee agrees to cooperate fully with Employer and its agents in seeking any governmental or judicial approval of the terms of this Agreement in order to ensure that it is fully enforceable as written, to the extent such approval becomes necessary. Employee further represents and warrants that Employee has no present or past claim against Employer alleging any violation of the FMLA and/or the FLSA.
Employee expressly understands and acknowledges that it is possible that unknown claims (including claims for attorneys’ fees), damages, losses, causes of action, or disputes exist or may have been underestimated in amount or severity. Employee expressly accepts and assumes the risk of such unknown or underestimated claims, damages, losses, causes of action, and disputes and acknowledges and agrees that the benefits to be provided to Employee pursuant to this Agreement fully compensate Employee for such risks.

5.COVENANT NOT TO SUE. Employee represents and warrants that Employee has not filed any litigation based on any Released Claims. Employee covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Employee, will be dismissed, except that this covenant and promise does not apply to any claim of Employee challenging the validity of this Agreement in connection with claims arising under the ADEA and/or the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). Employee represents and warrants: (a) at the time of execution of this Agreement, Employee has no knowledge of any Released Claims that Employee may have had to assert against Employer except for those that Employee reported in writing to Employers Chief People Officer before Employee’s execution of this Agreement; (b) Employee is the sole owner of any and all Released Claims that Employee may have; and (c) Employee has not assigned or otherwise transferred Employee’s right or interest in any Released Claim.
6.EMPLOYER PROPERTY. Employee represents and warrants that Employee has turned over to Employer all property of Employer and Deutsche Telekom AG, including without limitation all files, memoranda, keys, manuals, notebooks, hard drives, USB drives, CDs, DVDs, equipment, data, records, and other documents, including electronically recorded documents and data that Employee received from Employer or Deutsche Telekom AG or their employees or that Employee generated in the course of employment with Employer or Deutsche Telekom AG. Employee further represents and warrants that Employee has disclosed to Employer all passwords, codes, or any other mechanism by which Employee has or had access to Employers computer systems or facilities. Employee promises not to access or attempt to access Employers or its Affiliates’ computer systems or software or facilities as of the Separation Date or thereafter, nor will Employee provide information to any other person or entity that will allow that party unauthorized access to Employers or its Affiliates’ computer systems or software or facilities.
7.CONFIDENTIALITY. Employee acknowledges and agrees that Employee has had obligations to protect, keep confidential, and not use other than for the best interests of Employer the confidential or proprietary information or intellectual property of Employer or its Affiliates or to transfer to Employer or its Affiliates any interest in intellectual property to Employer, whether contractual or otherwise, including under any restrictive covenants to which Employee has agreed, under common law and statutes, and otherwise (collectively, “IP Obligations”). Employee acknowledges and agrees that the IP Obligations will remain in full force and effect and that Employee will comply fully with such obligations. Employee represents and warrants that Employee has been in full compliance with the IP Obligations at all times before entry into this Agreement. In addition to and not in place of any IP Obligations Employee may have, Employee agrees not to use or disclose any confidential or proprietary information or trade secrets of Employer or any of its Affiliates. For the purposes of this Agreement, “confidential or proprietary information or trade secrets” means all data and information in whatever form, tangible or intangible, that is not generally known to the public and that relates to the business, technology, strategies, practices, products, marketing, sales, services, finances, or legal affairs of Employer or its Affiliates or any third party doing business with or providing information to Employer or its Affiliates. Employee agrees and acknowledges that the terms and conditions of this Agreement are confidential and will not be disclosed to any third party, except for Employee’s spouse, attorney, or financial advisor, who Employee covenants will comply with this provision. Employee will refrain from making disparaging statements about Employer or its Affiliates, or any of their personnel, products, or services. Nothing in this Section 7 is intended to restrict Employee’s compliance with law or the legal process. Further, notwithstanding the foregoing or anything herein to the contrary, Employee understands that (a) nothing contained herein will prohibit Employee from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (b) nothing herein is intended to or will prevent Employee from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or the U.S. National Labor Relations Board or any similar agency) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, or from exercising any rights the Employee may have, if any, under Section 7 of the U.S. National Labor Relations Act; and (c) pursuant to 18 USC Section 1833(b), (x) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (y) if the Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the Employee may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Employee (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.
8.INTELLECTUAL PROPERTY.
(a)In addition to Employee’s obligation under the IP Obligations, and subject to Sections 8(b) and 8(c) below, Employee hereby assigns all right, title, and interest in and to all Inventions to Employer, its successors, and assigns. “Inventions” means any and all inventions, software, discoveries, developments, concepts, ideas, know-how, trade secrets, prototypes, designs, methods, processes, and techniques, and improvements to any of the foregoing, which Employee conceived, authored, or otherwise generated and/or reduced to practice (alone or jointly with any of Employer’s employees or agents) in the course of Employee’s employment with Employer.
(b)NOTICE: The obligation to assign inventions under Section 8(a) will not apply to any inventions for which no equipment, supplies, facilities, or trade secret information of Employer were used and that were developed entirely on Employee’s own time, unless (i) the invention relates (A) directly to the business of Employer, or (B) to Employer’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Employee for Employer.
(c)To the extent that Employee used or incorporated (or permitted others to use or incorporate) any of Employee’s proprietary know-how that was in existence before Employee’s employment with Employer (“Existing Employee Know-How”) in any services, technology, or products prepared or produced in connection with employment with Employer, Employee hereby grants to Employer a non-exclusive, irrevocable, perpetual, royalty-free, fully paid up, worldwide right and license under such Existing Employee Know-How (including any patent or other intellectual property rights therein) to further develop, make, use, sell, and import any and all services, technology, or products, and to sublicense any or all of the foregoing rights (including the right to grant further sublicenses), for so long as such Existing Employee Know-How is in existence and is licensable by Employee.
(d)To the extent any materials Employee created within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, mask work, trademark, trade secret, or any other proprietary rights protection, and to the extent they are not Existing Employee Know How, Employee hereby irrevocably and exclusively assigns and agrees to assign to Employer, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of Employee’s rights in the same, including any moral rights, are not subject to assignment hereunder, Employee hereby irrevocably and unconditionally waives all enforcement of such rights.
(e)Employee agrees to execute and deliver such instruments and take such other actions as may be required to carry out the assignments contemplated by this Section 8. If Employee fails to execute such instruments by reason of Employee’s mental or physical disability or any other reason, Employee hereby irrevocably appoints Employer and its officers and agents as Employee’s agent and attorney-in-fact to execute such instruments on Employee’s behalf.
9.REMEDIES. Employee acknowledges and agrees that breach of any of the covenants contained in Sections 5, 6, 7, 8, and 14 of this Agreement constitutes a material breach of this Agreement that may cause Employer or its Affiliates irreparable harm and will entitle the Employer and its Affiliates to all remedies provided by law, including injunctive relief.
10.CONSIDERATION AND REVOCATION PERIOD. Following delivery of this Agreement, Employee has 21 days to review and consider this Agreement, after which time the offer of this Agreement will expire and may no longer be accepted (provided that if the 21-day consideration period expires before the Separation Date, Employee cannot sign the Agreement until the Separation Date and it will not expire before the Separation Date). Employee may accept this Agreement before the expiration of the 21-day consideration period and if Employee does so, by Employee’s signature, Employee expressly acknowledges that Employee has knowingly and voluntarily chosen to sign this Agreement before the expiration of the 21-day consideration period. Employee has a period of seven calendar days after delivering the executed Agreement to Employer to revoke acceptance of the Agreement. To revoke, Employee must deliver a notice revoking Employee’s acceptance of this Agreement to the attention of the Vice President of Legal Affairs, T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, WA 98006. This Agreement shall become effective on the eighth day after delivery of this executed Agreement by Employee to Employer, provided that Employee has not revoked acceptance or rescinded the Agreement.
11.ENTIRE AGREEMENT/AMENDMENT/SEVERABILITY. This Agreement constitutes the entire understanding between Employer and Employee as it relates to the subject matter of this Agreement and supersedes all other representations, statements, and understandings or agreements pertaining to such subject matter, except that this Agreement does not supersede any of Employee’s existing obligations (a) to Employer (including the IP Obligations or any Employee obligation to arbitrate disputes) or (b) under other agreements between Employee and Employer (including any and all restrictive covenants to which Employee may have agreed), all of which remain in full force and effect. The provisions of this Agreement are severable, and if any provision of it is found to be unlawful or unenforceable, it will be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision will be severed from the Agreement and the remaining provisions will remain fully valid and enforceable to the maximum extent consistent with applicable law, provided, however, that Section 4 may not be severed from the Agreement. Nothing in this Agreement reflects any admission of liability by Employer or Employee.
12.KNOWING AND VOLUNTARY AGREEMENT. Employee hereby warrants and represents that: (a) Employee has carefully read this Agreement and finds that it is written in a manner that Employee understands; (b) Employee knows the contents of this Agreement; (c) Employee is and has been advised to consult and has either discussed the Agreement and its effects with Employee’s personal attorney or has knowingly and voluntarily waived the right to do so; (d) Employee understands that Employee is giving up all claims, damages, and disputes that have arisen before the date of this Agreement, except as provided herein; (e) Employee has had at least twenty-one (21) days to review and analyze this entire Agreement and has been given seven (7) days to revoke or rescind this Agreement; (f) Employee did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement; (g) Employee understands the Agreement’s final and binding effect; and (h) Employee has signed the Agreement as Employee’s free and voluntary act.
13.VENUE/CHOICE OF LAW. The exclusive venue of any litigation arising from this Agreement will be King County, Washington, except that the parties may seek injunctive relief in any court with jurisdiction. This Agreement will be governed by and interpreted under the laws of the state of Washington, excluding its choice of law rules.
14.COOPERATION. In return for the amounts paid hereunder, Employee agrees to cooperate in defense of Employer and its Affiliates in any legal action or claim in which Employee is named as a witness. Cooperation will include, upon request by Employer, preparing for, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; and providing general assistance to Employer, its Affiliates, and their attorneys.

EMPLOYEE	T-Mobile US, Inc.

___________________________	By: _______________________________
Michael J. Katz	Name: _____________________________
Title: ______________________________
___________________________
(Date)	Date: ______________________________

(Employee Address)
___________________________	T-Mobile
___________________________	12920 SE 38th Street
___________________________	Bellevue, WA 98006

ATTACHMENT C

It is intended that the payments and benefits under this Term Sheet comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Agreement and, accordingly, to the maximum extent permitted, this Term Sheet shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Term Sheet, and no payment otherwise due upon a termination of employment shall be due to you under this Term Sheet, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Term Sheet that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Term Sheet will be treated as a separate payment. Notwithstanding anything to the contrary in this Term Sheet (whether under this Term Sheet or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Term Sheet shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. Notwithstanding anything in the Term Sheet to the contrary, in the event that the aggregate period during which you are (or your estate is) entitled to consider and/or revoke the Release spans two calendar years, then to the extent required by Section 409A, no payments under the Severance or Death; Disability paragraphs will be made prior to the beginning of the second such calendar year (and any such payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the effectiveness of the Release).

ATTACHMENT D

In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Term Sheet or otherwise, constitutes a “parachute payment” under Section 280G of the Code, the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.

ATTACHMENT E

Restrictive Covenant Agreement

(see attached)